Exhibit 10.8

[MTI Letterhead]

[DATE]

[     NAME     ]
[     TITLE     ]
Minerals Technologies Inc.
622 Third Avenue
New York, New York  10017-6707

Dear [     NAME     ]:

Minerals Technologies Inc. (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel.  In this connection, should the Company receive a proposal from a third party, whether solicited by the Company or unsolicited, concerning a possible business combination with, or the acquisition of a substantial share of the equity or voting securities of, the Company, the Board of Directors of the Company (the "Board") has determined that it is imperative that it and the Company be able to rely upon your continued services without concern that you might be distracted by the personal uncertainties and risks that such a proposal might otherwise entail.

Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, yourself included, to their assigned duties without distraction in the face of potentially disturbing circumstances that could arise out of a proposal for a change in control of the Company.  The Board has also determined that it is in the best interests of the Company and its stockholders to ensure your continued availability to the Company and its subsidiaries in the event of a "potential change in control" (as defined in Section 2 hereof).

In order to induce you to remain in the employ of the Company and its subsidiaries and in consideration of your agreement set forth in Section 2(ii) hereof, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company and its subsidiaries is terminated subsequent to a Change in Control (as defined in Section 2 hereof) under the circumstances described below.

1.             Term of Agreement.  This Agreement shall commence as of [DATE]1, and shall continue in effect through December 31, [YEAR]2; provided, however, the term of this Agreement shall automatically be extended for one additional year commencing on January 1, [FOLLOWING YEAR] and each January 1 thereafter, unless, not later than June 30 of the preceding year, the Company shall have given  notice that it does not wish to extend this Agreement; provided, further, that, notwithstanding any such notice by the Company not to extend, if a Change in Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of forty‑eight (48) months beyond the expiration of the term in effect immediately before such Change in Control.

2.             Change in Control.  (i)  No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as set forth below.  For purposes of this Agreement, a "Change in Control" of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as determined for purpose of Regulation 13D‑G under the Exchange Act as currently in effect), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director, whose election to the Board or nomination for election to the Board by the Company's stockholders was approved by a vote of at least two‑thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (C) the Company consummates a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (D) the Company consummates a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

[1]	Commencement Date, or if existing employee date of agreement
[2]	Current year, or if signed after June 30, subsequent year

(ii)    You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company occurring after the date hereof, you will not voluntarily terminate your employment with the Company and its subsidiaries for a period of six (6) months from the occurrence of such potential change in control of the Company.  If more than one potential change in control occurs during the term of this Agreement, the provisions of the preceding sentence shall be applicable to each potential change in control occurring prior to the occurrence of a Change in Control.  For purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; (C) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has occurred.

3.             Termination Following Change in Control.  If any of the events described in Section 2(i) hereof constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 4(iv) hereof upon the subsequent termination of your employment with the Company and its subsidiaries during the term of this Agreement unless such termination is (A) a result of your death, (B) a result of your Retirement for other than Good Reason, (C) your termination for other than Good Reason, or (D) your being terminated by the Company or any of its subsidiaries for Disability or for Cause.

(i)     Disability; Retirement.  For purposes of this Agreement, "Disability" shall mean permanent and total disability as such term is defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code").  Any question as to the existence of your Disability upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, such selection shall be made by any adult member of your immediate family or your legal representative), and approved by the Company, said approval not to be unreasonably withheld.  The determination of such physician made in writing to the Company and to you shall be final and conclusive for all purposes of this Agreement.  For purposes of this Agreement, "Retirement" shall mean your voluntary termination of employment with the Company in accordance with the Company's retirement policy (excluding early retirement) generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

(ii)    Cause.  For purposes of this Agreement, "Cause" shall mean your willful breach of duty in the course of your employment, or your habitual neglect of your employment duties.  For purposes of this Section 3(ii), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company and its subsidiaries.  Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three‑quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in this Section 3(ii) and specifying the particulars thereof in detail.

(iii)   Good Reason.  You shall be entitled to terminate your employment for Good Reason within 90 days of the event giving rise to the Good Reason.  For the purpose of this Agreement, "Good Reason" shall mean the occurrence, without your express written consent, of any of the following circumstances unless such circumstances are fully corrected prior to the Date of Termination (as defined in Section 3(v)) specified in the Notice of Termination (as defined in Section 3(iv)) given in respect thereof:

(A)         the assignment to you of any duties materially inconsistent with your status as [     TITLE     ] of Minerals Technologies Inc., your removal from that position, or a substantial diminution in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

(B)          a material reduction by the Company or any of its subsidiaries in your annual base salary or bonus as in effect on the date hereof or as the same may be increased from time to time;

(C)          the relocation of the executive office in which you are located prior to the Change in Control to a location more than fifty miles therefrom or the Company or any of its subsidiaries requiring you to be based anywhere other than the executive office in which you are located prior to the Change in Control except for required travel on the business of the Company and its subsidiaries to an extent substantially consistent with your present business travel obligations;

(D)         the failure by the Company or any of its subsidiaries to continue in effect any incentive compensation plan in which you participate prior to the Change in Control, unless an equitable alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided for you, or the failure by the Company or any of its subsidiaries to continue your participation in any such incentive plan on materially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

(F)          except as required by law, the failure by the Company or any of its subsidiaries to continue to provide you with benefits at least as favorable as those enjoyed by you under the employee benefit and welfare plans of the Company and its subsidiaries, including, without limitation, the pension, life insurance, medical, dental, health and accident, disability, deferred compensation retirement and savings plans, in which you were participating at the time of the Change in Control, the taking of any action by the Company or any of its subsidiaries which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Company or any of its subsidiaries to provide you with the number of paid vacation days to which you are entitled at the time of the Change in Control; or

(G)          the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof.

Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(iv)   Notice of Termination.  Any purported termination of your employment by the Company and its subsidiaries or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof.  For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(v)   Date of Termination, Etc.  "Date of Termination" shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full‑time performance of your duties during such thirty (30) day period), and (B) if your employment is terminated pursuant to Section 3(ii) or (iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 3(ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Section 3(iii) above shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the grounds for termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.  Notwithstanding the pendency of any such dispute, the Company and its subsidiaries will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, monthly payments of base salary and bonus paid in the first quarter of the calendar year following the performance year) and continue you as a participant in all incentive compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given (other than the Savings and Investment Plan and the Supplemental Savings and Investment Plan), until the dispute is finally resolved in accordance with this Section 3(v).

4.             Compensation Upon Termination or During Disability.  Following a Change in Control of the Company, as defined by Section 2(i), upon termination of your employment or during a period of Disability you shall be entitled to the following benefits, provided that such period of Disability or Date of Termination occurs during the term of this Agreement:

(i)     During any period that you fail to perform your full‑time duties with the Company and its subsidiaries as a result of your Disability, you shall continue to receive an amount equal to your base salary and bonus at the rate in effect at the commencement of any such period through the Date of Termination for Disability.  Thereafter, your benefits shall be determined in accordance with the insurance programs of the Company and its subsidiaries then in effect.

(ii)    If your employment shall be terminated by the Company or any of its subsidiaries for Cause or by you other than for Good Reason, the Company (or one of its subsidiaries, if applicable) shall pay you your full base salary and bonus through the Date of Termination at the rate in effect at the time Notice of Termination is given and shall pay any amounts to be paid to you pursuant to any other compensation plans, programs or employment agreements then in effect, and the Company shall have no further obligations to you under this Agreement.

(iii)   If your employment shall be terminated by reason of your death or Retirement, your benefits shall be determined in accordance with the retirement and insurance programs of the Company and its subsidiaries then in effect.

(iv)   If your employment by the Company and its subsidiaries shall be terminated by (a) the Company and its subsidiaries other than for Cause, your death, Retirement, or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

(A)         The Company (or one of its subsidiaries, if applicable) shall pay you your full base salary and bonus through the Date of Termination at the rate in effect at the time the Notice of Termination is given, no later than the fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company applicable to you, at the time such payments are due.

(B)          The Company shall pay as severance pay to you a severance payment (the "Unadjusted Severance Payment") equal to 3 times the sum of (1) the greater of your base salary in effect immediately prior to the Change in Control or your base salary in effect immediately prior to your Date of Termination and (2) the greater of your target cash annual incentive compensation immediately prior to the Change in Control or your target cash annual incentive compensation immediately prior to your Date of Termination.

(C)          The Unadjusted Severance Payment shall not be reduced by the amount of any other payment or the value of any benefit received or to be received by you in connection with your termination of employment or contingent upon a Change in Control of the Company (whether payable pursuant to the terms of this Agreement or any other agreement, plan or arrangement with the Company or an Affiliate, predecessor or successor of the Company or any person whose actions result in a Change in Control of the Company or an Affiliate of such person) unless (1) in the opinion of tax counsel selected by the Company's Vice President‑General Counsel and reasonably acceptable to you, such other payment or benefit constitutes a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, and (2) in the opinion of such tax counsel, the Unadjusted Severance Payment plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code would result in a portion of the Unadjusted Severance Payment being subject to the excise tax under Section 4999 of the Code.  In such event, the amount of the Unadjusted Severance Payment shall be reduced by the minimum amount necessary such that no portion thereof will be subject to the excise tax under Section 4999 of the Code.  The Unadjusted Severance Payment, as reduced, if at all, pursuant to the provisions of this paragraph shall be referred to as the Adjusted Severance Payment.  In determining whether the Unadjusted Severance Payment shall be reduced under this paragraph, (i) there shall not be included in the computation any payment if you shall have effectively waived your receipt or enjoyment of such payment or benefit, and (ii) the value of any non‑cash benefit or any deferred cash payment shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(D)          Except to the extent that the payment thereof would subject any payment hereunder to the excise tax under Section 4999 of the Code:

(1)          The Company shall also pay to you all legal fees and expenses reasonably incurred by you in connection with this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing the nature of any such termination for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement), provided that any such fees and expenses shall be paid no later than the end of the calendar year following the calendar year in which they are incurred

(2)          All of your outstanding Performance Unit awards under the Company’s Long-Term Incentive Plan (“LTIP Awards”) shall become fully vested and nonforfeitable, and, to the extent that your Date of Termination occurs prior to the end of the performance period relating to such LTIP Awards, you shall remain entitled to a payout on such LTIP Awards upon completion of the performance period based on actual performance results for the entire performance period, provided that this paragraph shall apply only to the extent permitted by the plan documents and award agreements relating to such LTIP Awards; and

(3)           The Company shall pay to you a lump sum amount within 90 days of your separation from service equal to 1.5 times the cost for twenty-four (24) months of life, disability, accident and health insurance benefits at the level and type in effect for you upon your separation from service.  This Agreement in no way diminishes any rights to those benefits to which you would be entitled if you were to retire as an employee of Minerals Technologies Inc.

(E)          If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of you and the Company in applying the terms of this Section 4(iv), the aggregate "parachute payments" paid to or for your benefit are in an amount that would result in any portion of such "parachute payments" being subject to the excise tax under Section 4999 of the Code, then you shall have an obligation to pay the Company upon demand an amount equal to the sum of (1) the excess of the aggregate "parachute payments" paid to or for your benefit over the aggregate "parachute payments" that would have been paid to or for your benefit without any portion of such "parachute payments" being subject to the excise tax under Section 4999 of the Code; and (2) interest on the amount set forth in clause (1) of this sentence at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of your receipt of such excess until the date of such payment; provided, however, that in the event and to the extent that an excise tax is nevertheless imposed on said amount your obligation to pay said amount to the Company is hereby waived.

(F)          You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits received after the Date of Termination or otherwise, except as specifically provided in this Section 4.

(G)          The Company shall pay you the Unadjusted Severance Payment in a lump sum upon your separation from service and no later than the fifth day following the Date of Termination; provided, however, that if the Company in good faith believes that the Unadjusted Severance Payment shall be reduced under the provisions of Section 4(iv)(C) hereof, the Company shall pay to you at such time a good faith estimate of the Adjusted Severance Payment (the "Estimated Adjusted Severance Payment," the computation of which shall be given to you in writing together with a written explanation of the basis for making such adjustment) which amount shall in no event be less than 50% of the Unadjusted Severance Payment.  The Company shall, within 60 days of the Date of Termination, either pay to you the balance of the Unadjusted Severance Payment together with interest thereon at the applicable Federal rate (as defined in Section 1274(d) of the Code) or deliver to you a copy of the opinion of the tax counsel referred to in Section 4(iv)(C) hereof establishing the amount of the Adjusted Severance Payment.  If the Adjusted Severance Payment exceeds the Estimated Adjusted Severance Payment, the difference shall be paid to you at such time together with interest thereon at the applicable Federal rate (as defined in Section 1274(d) of the Code).

(H)         Notwithstanding the foregoing, if you are a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”) using the methodology specified by the Company’s Board of Directors or its delegate) and any payment described in Section 4(iv)(G) is subject to Section 409A, then any such payment that would otherwise be made in the six months following your separation from service shall be made upon the six-month anniversary of such separation from service.  For purposes of this Section 4, “separation from service” shall mean a separation from service, within the meaning of Section 409A, with the Company and all other entities treated as a single employer with the Company under Section 409A.  To the extent that any payment under this Agreement is subject to the six month delay described in this paragraph, the Company shall contribute such amount to the rabbi trust associated with the Company’s deferred compensation plan, and such amount shall be distributed from the rabbi trust at the end of such six month delay period.

5.             Successors; Binding Agreement.

(i)     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(ii)    This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.            Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Office of the Vice President‑General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.             Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, including Section 198 (1‑a) of the New York Labor Law.  All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.  The parties intend that this Agreement shall comply with Section 409A to the extent any payments hereunder are subject to Section 409A.  This Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter hereof [and shall supersede your existing severance agreement executed [DATE]]3.

8.             Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.             Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

[3]	Current employees with change-in-control agreements only

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

MINERALS TECHNOLOGIES INC.

By:
Name:
Title:

Agreed to as of the ________ day of , 20______.